EXHIBIT 23.2

                         CONSENT OF INDEPENDENT AUDITORS


        We consent to the incorporation by reference in this registration statement on Form S-8 of Capital Bank Corporation of our report, dated January 29, 1999, on our audits of the financial statements of Capital Bank as of December 31, 1998 and 1997 and for the year ended December 31, 1998 and the period ended December 31, 1997, which report is included in the 1998 Form 10-K of Capital Bank, and our report dated October 16, 1998, on our audits of the consolidated financial statements of Home Savings Bank of Siler City, Inc., SSB and Subsidiary as of September 30, 1998 and 1997, and for each of the three years in the period ended September 30, 1998, which report is included in the Form S-4 of Capital Bank Corporation.


/s/ PricewaterhouseCoopers LLP


Raleigh, North Carolina
April 21, 1999